                                                                      EXHIBIT 12

                                 U S WEST, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------
Income before taxes.................................   $1,902     $2,419     $2,429     $2,377     $2,248
Interest expense (net of amounts capitalized).......      736        543        405        448        429
Interest factor on rentals ( 1/3)...................       92         70         91         79         83
                                                       ------     ------     ------     ------     ------
Earnings available for fixed charges................   $2,730     $3,032     $2,925     $2,904     $2,760
                                                       ======     ======     ======     ======     ======
Interest expense....................................   $  763     $  568     $  425     $  479     $  468
Interest factor on rentals ( 1/3)...................       92         70         91         79         83
                                                       ------     ------     ------     ------     ------
Fixed charges.......................................   $  855     $  638     $  516     $  558     $  551
                                                       ======     ======     ======     ======     ======
Ratio of earnings to fixed charges..................     3.19       4.75       5.67       5.20       5.01
                                                       ======     ======     ======     ======     ======
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